Exhibit 10.7

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 29th day of September, 2005 (the “Amendment Date”), by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership (“Landlord”) and CUBIST PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, by a lease (the “Lease”) dated as of January, 2004, California State Teachers’ Retirement System (“Calsters”) leased to Tenant approximately 15,475 rentable square feet of space (the “Original Premises”), consisting of a portion of the second and fourth floors in the building known as 45-55 Hayden Avenue, Lexington, Massachusetts (the “Building”); and

WHEREAS, Landlord has succeeded to the interests of Calsters as landlord under the Lease; and

WHEREAS, the term of the Lease is scheduled to expire on July 31, 2009; and

WHEREAS, Landlord and Tenant now desire to amend the Lease to, among other things, extend the term of the Lease for an additional period, to expand the size of the Premises by adding thereto approximately 31,453 rentable square feet of space on the fourth floor of the Building (the “New Premises”), and to adjust the rent and certain provisions, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant hereby agree as follows:

1.             Defined Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, the Lease shall be amended to incorporate any additional definitions provided for in this Amendment, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Amendment.

2.             Additional Terms and Definitions. (a) From and after the Amendment Date, the following terms set forth in “Article 1 Reference Data” of the Lease are hereby amended to have the following meanings:

TERM:	Commencing on the Term Commencement Date and continuing until 11:59 p.m., Boston time, on April 30, 2016 (subject to extension pursuant to Exhibit E hereto,

unless sooner terminated in accordance with the terms and conditions of this Lease.

LANDLORD:	THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership

LANDLORD’S AND MANAGING
AGENT’S ADDRESS:
c/o TA Associates Realty
28 State Street
Boston, MA 02109

MANAGING AGENT	Spaulding & Slye
55 Hayden Avenue
Lexington, MA 02421

BUILDING:	The building known as 45-55 Hayden Avenue, Lexington, Massachusetts, consisting of both 45 Hayden Avenue and 55 Hayden Avenue

(b) From and after the Effective Date (as defined below), the following terms set forth in “Article 1 Reference Data” of the Lease are hereby amended to have the following meanings:

PREMISES:

The space in the Building, including the entire fourth floor and the space located on the second floor of the 55 Hayden Avenue portion of the Building, as shown on Exhibit A-l attached hereto and incorporated herein.

RENTABLE FLOOR AREA
OF THE PREMISES:

Approximately 46,928 square feet, of which 40,173 square feet consists of the entire fourth floor of the 55 Hayden Avenue portion of the Building and 6,755 square feet are located on the second floor of the Building.

ANNUAL RENT:	The Annual Rent shall be as set forth on Schedule I attached hereto and incorporated herein.

PERMITTED USES:	Office uses and computer lab uses and uses incidental thereto (provided that such computer lab use shall be in compliance with all laws and shall comply with the provisions of this Lease).

LANDLORD’S REPRESENTATIVE FOR THE PURPOSES OF ARTICLE III

Harry Dagora
255 State Street
Boston, MA 02109
617-316-6556

3.             Operating Expenses and Taxes. From and after the Effective Date, Section 4.2 of the Lease shall be amended by deleting the figure “2004” in the third line and substituting therefor the figure “2006,” and by deleting the figure “2005” in the fifth line and substituting therefor the figure “2007.”

4.             Effective Date; Delivery and Condition. (a) Tenant may commence occupancy of the New Premises on the Effective Date. For the purposes of this Amendment, the “Effective Date” shall be the first to occur of (i) May 1, 2006 and (ii) the Substantial Completion Date (as defined below).

(b)           Tenant acknowledges that, except as explicitly provided in this Amendment and in the Lease, it is leasing the New Premises in their current AS IS condition, without any representation or warranty whatsoever on the part of Landlord. Tenant currently occupies the Original Premises and is fully familiar with their condition and that of the common areas of the Building, and Tenant acknowledges that, to the best of Tenant’s knowledge (upon reasonable investigation and inquiry), the Original Premises and the New Premises are in good condition and suitable for Tenant’s uses. Without limiting the foregoing, Tenant agrees that Landlord has no obligation to perform any work in or to either the Original Premises or the New Premises to prepare the same for Tenant’s continued use and occupancy.

(c)           Landlord acknowledges that Tenant desires to make certain alterations or improvements in the New Premises to make the same more suitable for Tenant’s occupancy. Such alterations or improvements may include tenant improvements to the New Premises, installation of fixtures in the New Premises, and architectural and engineering expenses in connection therewith (collectively, the “Improvements”). All Improvements shall be undertaken by Tenant in strict accordance with the applicable requirements of the Lease (including without limitation Sections 3.3 and 3.4). The Improvements shall be deemed substantially complete on that date (the “Substantial Completion Date”) on which the Improvements have been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after Tenant has taken occupancy of the New Premises, or any part thereof, without causing undue interference with Tenant’s use of the New Premises or such part thereof. To the extent that (i) such work is substantially completed in accordance with such Lease requirements, and (ii) receipted invoices (and other material required under the Lease such as, but not limited to, lien waivers from any contractor or subcontractor performing the Improvements) showing the actual cost thereof are presented to Landlord during the

Term of the Lease, and (iii) at the time of any advance of funds, there then exists no default on the part of Tenant under the Lease continuing beyond the expiration of applicable notice and grace periods (an “Event of Default”) (nor any failure to pay any sum of money due under the Lease of which Tenant has been given notice (and of which Tenant has not notified Landlord in writing that Tenant disputes, which notice shall set forth the basis for such dispute) and which, with the passage of time, would constitute an Event of Default), Landlord shall reimburse Tenant, within thirty (30) days after receipt of each such invoice (together with lien waivers for all costs theretofore billed), for costs actually incurred by Tenant (excluding the costs of furniture), as evidenced by such invoices, but in no event shall Landlord be obligated to reimburse Tenant more than Nine Hundred Eighty-eight Thousand Five Hundred Sixty-seven Dollars ($988,567.00), or $31.43 per square foot of Rentable Area in the New Premises (the “Improvements Allowance”). Notwithstanding any of the preceding to the contrary, on or before January 3, 2006, Landlord shall advance to Tenant Forty-Five Thousand Dollars ($45,000.00) of the Improvements Allowance, even though Tenant may not have completed work or provided the invoices or other material described above. The amount so advanced shall be deducted from the next subsequent advances of the Improvements Allowance requested by Tenant (at which time Tenant shall have completed work and submitted requisite invoices and other materials showing that such amount was in fact expended in accordance with this provision). To the extent that Tenant has not requested reimbursement of any portion of the Improvements Allowance prior to the expiration or earlier termination of the Lease, Landlord shall have no further obligation to reimburse Tenant for any costs incurred by Tenant. Tenant shall have access to the New Premises solely for the purpose of performing the Improvements and for the installation of furniture, equipment, and telephone/data wiring. Such access shall be subject to all of the terms and conditions of the Lease, other than the payment of Annual Rent or other usual occupancy charges. Tenant’s access shall be subject to reasonable scheduling and other requirements of Landlord, and Tenant shall deliver to Landlord certificates of liability, casualty and workmen’s compensation insurance prior to having any such access.

5.             Electricity. The Lease currently allows Tenant to use up to 6,755 rentable square feet of Premises area on the second floor of the Building for computer laboratory uses. As provided below, Landlord is willing to provide up to eighty (80) watts of electric service to that portion of the Premises (whether or not on the second floor of the Building) used by Tenant for computed laboratory space, up to a maximum of 6,755 rentable square feet. Subject to compliance with the terms and conditions of the Lease (as amended hereby, and including without limitation approval of plans and specifications), Landlord further consents to an increase in size of the Tenant’s computer laboratory over 6,755 rentable square feet. Tenant agrees that any work necessary to furnish increased quantities of electric power to portions of the Building other than the existing second floor computer laboratory space shall be performed and paid for by Tenant. Therefore, from and after the Effective Date, the second paragraph of Section 4.4 of the Lease shall be amended by deleting the first sentence in its entirety and substituting the following therefor:

“Tenant covenants and agrees that its use of electric current (including without limitation the electric current necessary for any supplemental

HVAC at the Premises) shall not exceed 6.0 watts per rentable square foot of floor area of the Premises; provided, that in any portion of the Premises that Tenant is using as computer laboratory space, such use of electric current shall not exceed 80.0 watts per rentable square foot of floor area so used, and that Tenant’s total connected lighting load will in no event exceed the maximum load from time to time permitted by applicable governmental regulations. Landlord shall bear the cost of providing up to 80.0 watts of electric current for up to 6,755 rentable square feet, and Tenant shall bear any remaining costs of providing electric current to computer laboratory space.”

6.             Right of First Offer. From and after the Amendment Date, Exhibit G (Right of First Offer) to the Lease is hereby deleted in its entirety and replaced by Exhibit G-l attached hereto and incorporated herein.

7.             Options to Extend. From and after the Amendment Date, Exhibit E (Extension Option) to the Lease is hereby amended by:

(a)   In the first and second sentences thereof, deleting “one (1) additional period of five (5) years (“Extension Term”). The” and substituting such language with “up to two (2) extended terms of five (5) years each (each, an “Extension Term”). Each”;

(b)   In the second sentence thereof, deleting “initial Term of approximately five (5) year and seven (7) month Term (the “Original Term”) and substituting such language with “then current Term”;

(c)   In the first proviso contained in the second sentence thereof, inserting “(an “Extension Notice”)” immediately after “Tenant’s exercise of such option;”

(d)   Deleting the fourth sentence thereto, which begins “Prior to the exercise by Tenant...”, in its entirety; and

(e)   In the fifth sentence thereto, deleting “, except that there shall be no further extension terms”.

There shall be no further option or right to extend the Term of the Lease beyond the second Extension Term described above.

8.             Signage. Section 5.1.7 of the Lease is hereby amended by adding the following at the end of such section: “In addition, so long as the Tenant named herein or a Permitted Affiliate continues to actually occupy the entire Premises, and this Lease remains in full force and effect and no Event of Default on the part of Tenant exists, Landlord shall include Tenant’s name in any interior or exterior directory sign(s) showing the names of other tenants in the Building. The initial signage shall be furnished by Landlord at its cost, but any change or replacement requested by Tenant shall be at Tenant’s cost. If and as long as the Tenant named herein (or a successor entity, but not an assignee or sublessee) (i) actually occupies at least 80,000 rentable square feet of space in the Building, and (ii) occupies more than one-half (1/2) of the rentable space in either the 45 Hayden Avenue portion or the 55 Hayden Avenue portion of the Building, and so long as this Lease remains in full force and effect and no Event of Default on the part of Tenant exists, upon the request of Tenant, Landlord shall apply for, and use commercially reasonable efforts to obtain, the necessary governmental permits and approvals to install an outside “monument” sign on which Tenant’s name (and no others) shall be displayed. Upon receipt of necessary permits and approvals, Landlord shall install (at its expense) such monument sign in a location near the west entrance to the Building, and the exact size, location and design shall be subject to Landlord’s reasonable approval.”

9.             Parking. From and after the Effective Date, Section 10.19 of the Lease shall be amended by, in the first sentence thereto:

(a)           Replacing “forty-seven (47)” with “one hundred and forty-one (141)”; and

(b)           Replacing “15,475” with “46,928”.

10            Brokers. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealings or communications with any broker or agent (other than Grubb & Ellis Company and Richards Barry Joyce & Partners) in connection with this Amendment, and Tenant covenants and agrees to pay, hold harmless and indemnify the Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named brokers) claiming through the Tenant with respect hereto.

11.           Exhibits. Effective from and after the Amendment Date, Exhibit A-l attached hereto is hereby substituted for Exhibit A to the Lease, and Exhibit G-l attached hereto is hereby substituted for Exhibit G to the Lease. All references in the Lease to Exhibit A shall be replaced by references to Exhibit A-l, and all references in the Lease to Exhibit G shall be replace by references to Exhibit G-l.

12.           Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their perspective successors and assigns, subject to the provisions of the Lease regarding assignment or other transfers of each party’s rights under the Lease.

13.           Authority. Each party represents and warrants to the other that each person executing this Amendment on behalf of such party has the authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

14.           No Further Amendment. It is understood and agreed that all other conditions and terms contained in the Lease not herein specifically amended shall remain unmodified and in full force and effect, and the Lease, as modified by this Amendment, is hereby ratified and confirmed.

15.           Tenant Representations. As a material inducement to Landlord entering into this Agreement, Tenant represents and certifies to Landlord that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that, except for that certain Amended and Restated Declaration of Covenants and Easements between the Landlord’s predecessor in title with respect to the Building and Tenant, as amended to date (the “Declaration”) there are no other agreements between the parties relating to the Premises, the Building or the Lease which are not contained or referred to herein or in the Lease, (ii) to the best of Tenant’s knowledge, Landlord is not in default (continuing beyond the expiration of any applicable notice or grace periods) in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; (iv) Tenant has not assigned or pledged its leasehold interest under the Lease, or sublet or licensed or granted any other occupancy rights with respect to any or all of the Premises; (v) no consent or approval of any third party or parties is required in order for Tenant to enter into and be bound by this Amendment; and (vi) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

16.           Landlord Representations. As a material inducement to Tenant entering into this Agreement, Landlord represents and certifies to Tenant that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that, except for the Declaration, there are no other agreements between the parties relating to the Premises, the Building or the Lease which are not contained or referred to herein or in the Lease, (ii) to the best of Landlord’s knowledge, there exists no Event of Default on the part of Tenant in any respect in any of the terms, covenants and conditions of the Lease; and (iii) no consent or approval of any third party or parties is required in order for Landlord to enter into and be bound by this Amendment.

17.           Governing Law. The Lease, this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

18.           Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same instrument.

[Text Ends Here]

IN WITNESS WHEREOF, the undersigned have hereunto se their hands and seals as of the date first above written.

LANDLORD

The Realty Associates Fund VI, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VI LLC,
a Massachusetts limited liability company,
general partner

By:	Realty Associates Advisors LLC, a Delaware
limited liability company, Manager

	By:	Realty Associates Advisors Trust, a
Massachusetts business trust, sole member

	By:	/s/ Heather L. Hohenthal
Name: Heather L. Hohenthal
	Title:	Heather L. Hohenthal
Partner

By:	Realty Associates Fund VI Texas Corporation,
a Texas corporation, general partner

	By:	/s/ Heather L. Hohenthal
Name: Heather L. Hohenthal
	Title:	Heather L. Hohenthal
Partner

TENANT:

CUBIST PHARMACEUTICALS, INC.

By:	/s/ David W. J. McGirr
Name:	David W. J. McGirr
Title:	SVP CFO

Exhibit A-1

FOURTH FLOOR
55 Hayden Avenue	EXHIBIT A-1
Waltham, MA	PREMISES

SECOND FLOOR
55 Hayden Avenue	EXHIBIT A-1
Waltham, MA	PREMISES

EXHIBIT G-l

RIGHT OF FIRST OFFER

Provided the original Tenant named herein or a Permitted Affiliate is itself occupying the entire Premises at the time of giving its notice to accept its offer and at the time of delivery of any applicable First Offer Space (as herein defined) to Tenant, Tenant shall have a one time right of first offer for each and every space in the Building other than the Premises which may now or hereafter may become vacant and available (each such space, a “First Offer Space”). This one time right and option on each First Offer Space to so expand the Premises shall be personal to the Tenant executing this Lease and such right and option may not be assigned or transferred to any other party or entity. Landlord, by written notice (“First Offer Notice”), shall advise Tenant of the availability of any of the First Offer Space. Landlord may deliver the First Offer Notice at any time that Landlord determines the expected availability of any portion of the First Offer Space, provided that no First Offer Notice shall be delivered earlier than twelve (12) months prior to the expected date of availability of the First Offer Space.

Landlord’s First Offer Notice shall advise Tenant of the rental rate, required security deposit and other terms upon which it is willing to lease the noticed First Offer Space on the open market, which terms shall be commercially reasonable. If Tenant does not accept Landlord’s offer for such First Offer Space as required hereunder, then for the period of twelve (12) months after the date of the First Offer Notice, Landlord may not enter into a lease for such First Offer Space pursuant to which there is a reduction of monetary terms of more than ten percent (10%) from the annual rent set forth in the First Offer Notice without again having to offer such First Offer Space to Tenant. In the event that during such twelve (12) month period, Landlord receives a third party offer for such First Offer Space pursuant to which there is a reduction of monetary terms of more than ten percent (10%) from the annual rent set forth in the First Offer Notice, then Landlord shall provide Tenant a notice of such terms (a “Second Offer Notice”) and Tenant shall have ten (10) days after receipt of such Second Offer Notice within which to deliver acceptance of such offer. If Tenant fails to accept such new offer as set forth in the Second Offer Notice within such 10-day period, Tenant shall have waived such offer set forth in the Second Offer Notice, time being of the essence, and Landlord shall be free to rent the applicable First Offer Space on the terms set forth in such Second Offer Notice or on any greater monetary terms than the terms set forth in said Second Offer Notice. In any event, after such twelve (12) month period, Landlord shall be free to lease the applicable First Offer Space to any party on any terms. Landlord, at its election, may increase the Security Deposit hereunder upon Tenant’s acceptance of any First Offer Space, provided that such increase is reasonably related to the rent attributable to such First Offer Space.

Tenant shall have fifteen (15) business days after receipt of any First Offer Notice within which to deliver written acceptance of such offer to Landlord. If an event of material default, or event which with the giving of notice or the passage of time, or both, would constitute a material default, exists at the time Tenant accepts such offer or at the time of delivery of any portion of the First Offer Space to Tenant, Tenant’s exercise of such offer shall, at the option of Landlord, be null and void and of no further force and effect. In the event Tenant exercises its right to any First Offer Space so offered by Landlord, Landlord and Tenant hereby agree to amend those provisions of this Lease which are affected by the exercise of such right. If Tenant shall fail to give timely written notice of the acceptance of any offer for any First Offer Space, Tenant shall have waived such offer for the remainder of the Term for such First Offer Space only, time being of the essence of the foregoing provisions. After tenant takes possession of any portion of the First Offer Space, the term “Premises,” as used in this Lease, shall be deemed to refer to and include the First Offer Space so accepted. Tenant’s rights hereunder are subordinate to the existing rights, in place as of the Amendment Date, with existing tenants in the Building, which are set forth below. Notwithstanding the foregoing, Tenant acknowledges that Landlord is currently negotiating with First Consulting Group for an extension of its existing lease of 3,089 square feet on the 2nd floor of the 45 Hayden Avenue portion of the Building (the “FCG Space”) (and perhaps for an option to further extend the term), and Tenant agrees that its rights under this Exhibit G-l shall be subordinate to any such extension (and option to further extend) of the First Consulting Group lease of the FCG Space only.

RIGHTS OF EXISTING BUILDING TENANTS

Celerant	Option to Extend
8,017 sf – 2nd Fl (45) Expiration 8/31/07	One 5 year term (thru August 31, 2012); 12 mos. notice prior to expiration of current term required

Summit Mortgage	Option to Extend
2,805 sf – 2nd Fl (45)	One 5 year term (thru February 28, 2014); 9 mos. notice prior to expiration of current term required
Expiration 2/28/09

Comet Learning	Option to Extend
6,150 sf – 2nd Fl (55)	One 1 year term (thru November 30, 2007); 9 mos. notice prior to expiration of current term required
Expiration 11/30/06

Motorola	Option to Extend
25,405 sf – 2nd Fl (45) 30,019 sf – 3rd Fl (55) Expiration 4/30/07	One 3 year term (thru April 30, 2010); 9 mos. notice prior to expiration of current term required

Goodrich, LLC	Option to Extend
10,495 sf – 3rd Fl (55) Expiration 11/30/09	One 7 year term (thru November 30, 2016); 12 mos. notice prior to expiration of current term required

Aon Consulting	Option to Extend
5,528 sf – 2nd Fl (45) Expiration 7/31/06	One 5 year term (thru July 31, 2011); 12 mos. notice prior to expiration of current term required

Spaulding and Slye	Option to Extend
14,092 sf – 2nd Fl (55) Expiration 3/31/15	Two extension of 5 year terms (thru March 31, 2020 and March 31, 2025, respectively); each on 9 mos. notice prior to expiration of current term required

Spaulding and Slye	First Right to Lease

During the term of Spaulding and Slye’s lease to the 14,092 sf on the 2nd floor of the 55 Hayden Avenue portion of the Building, Spaulding and Slye holds a first right to lease the following spaces in the Building:

•      8,017 sf – 2nd Fl (45) (Celerant space)

•      2,805 sf – 2nd Fl (45) (Summit Mortgage space)

•      6,150 sf – 2nd Fl (55) (Comet Learning space)

•      5,528 sf – 2nd Fl (45) (Aon Consulting space)

•      3,089 sf – 2nd Fl (45) (FCG space)

Spaulding and Slye must respond to the Landlord’s notice of any such space becoming available within 14 days of such notice.

Schedule I

SCHEDULE I

ANNUAL RENT

(a)           For the period from the Effective Date through July 31, 2009:

The sum of (i) as to the Original Premises:

RENTAL PERIOD	TOTAL ANNUAL RENT	MONTHLY PAYMENT	RENTAL RATE/SF

5/1/06 – 1/31/07	$371,400.00	$30,950.00	$24.00
2/1/07 – 1/31/08	$386,875.00	$32,238.58	$25.00
2/1/08 – 7/31/09	$402,350.00	$33,529.17	$26.00

plus (ii) as to the New Premises:

RENTAL PERIOD	TOTAL ANNUAL RENT	MONTHLY PAYMENT	RENTAL RATE/SF

5/1/06 – 4/30/07	$723,419.00	$60,284.92	$23.00
5/1/07 – 4/30/08	$739,145.50	$61,595.46	$23.50
5/1/08 – 4/30/09	$754,872.00	$62,906.00	$24.00
5/1/09 – 7/31/09	$794,188.25	$66,182.35	$25.25

(b)           For the period after July 31, 2009:

RENTAL PERIOD	TOTAL ANNUAL RENT	MONTHLY PAYMENT	RENTAL RATE/SF

8/1/09 – 4/30/10	$1,184,932.00	$98,744.33	$25.25
5/1/10 – 4/30/11	$1,208,396.00	$100,699.67	$25.75
5/1/11 – 4/30/12	$1,231,860.00	$102,655.00	$26.25
5/1/12 – 4/30/13	$1,267,056.00	$105,588.00	$27.00
5/1/13 – 4/30/14	$1,325,716.00	$110,476.33	$28.25
5/1/14 – 4/30/15	$1,384,376.00	$115,364.67	$29.50
5/1/15 – 4/30/16	$1,419,572.00	$118,297.67	$30.25